Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:

Robert Turnham, President	Traded: NYSE (GDP)
Jan Schott, Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES

$225 MILLION OFFERING OF SENIOR NOTES

Houston, Texas – February 22, 2011. Goodrich Petroleum Corporation (NYSE: GDP) today announced that, subject to market conditions, it intends to offer $225 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible purchasers. Pursuant to the terms of its senior credit facility, Goodrich Petroleum intends to place a portion of the net proceeds of this offering into escrow, to be used for the redemption in December 2011 of its $175 million outstanding 3.25% convertible senior notes due 2026 or to repurchase such convertible notes prior to redemption. Any remaining net proceeds are intended to be used for general corporate purposes, including funding a portion of the Company’s 2011 capital expenditure program.

The securities to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.